Exhibit (c)(2)

Confidential – For Discussion Purposes Only

Project Chronos Update

December 1, 2016

Summary – Initial Chronos Perspective

$10.00

$8.00 $1.05 $7.76

(1)

$6.12 $0.58

(2)

($0.15)

$6.00

$2.20

$4.00

$1.35

$2.00

$2.72

$0.00

Balance Sheet Component Carryforwards Business Component Total Per Share

Balance Sheet Component Carryforwards Business Component

($mm, except per share data) Aggregate Per Share Free Cash Flows

Cash Tax Savings from Utilization of Capital Loss

Cash on CAM Balance Sheet $55.8 $2.72 and Net Operating Loss Carryforwards

Distribution from CILLC 27.8 1.35 WACC: 15%

WACC: 15% Perpetuity Growth: 3%

Repayment of Intercompany Loan 45.2 2.20

Other Q4 Cash Changes (3.1) ($0.15) $12.0mm $21.6mm

Total $125.7 $6.12

$0.58 per share $1.05 per share

Source: Company management.

1 (1) Updated balance sheet component to reflect the non-cash effect of the change in DTA in Q4’16. Per-share impact equal to $0.02 increase.

(2) Includes regular $0.15 per share dividend to common shareholders.

Sensitivities – Based on D&P Comments

$9.50

Duff and Phelps may suggest an alternate exit $8.97 methodology for the DCF: Using the Multiple Method of 8.0x 2024E EBITDA, the sensitivity becomes $8.97,

$9.00 implying a 6.6% terminal growth rate $0.48

$0.19 $8.50

$8.50 $0.41

$8.00 $0.13 $7.76

3% Perp.

Growth

$7.50

$7.00

Initial Chronos Perspective No Market Downturn Reduced Compensation Reduced WACC and Cross- Higher Exit effects

Reduced WACC and

Initial Chronos Perspective No Market Downturn Reduced Compensation

Cross-effects (1)

Market Downturn in 2018 Steady market appreciation of Compensation projected at 50% of WACC: 14% Market Recovery in 2019 ~5.8% (blended rate) with initial management fees in all years WACC: 15% investment underperformance Perpetuity Growth: 3%

Management Comp. Assumptions     $7.76 per share $0.13 per share $0.41 per share $0.19 per share

2 Source: Company management.

(1) Includes cross-effects of changes in cash flow due to no market downturn and reduced compensation.